Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS FISCAL 2013 THIRD QUARTER

AND NINE MONTHS RESULTS

Company to host conference call on April 4, 2013, at 11:00 a.m. EDT

Financial and Operational Highlights

*	Enrollment by headcount increased 4.8% over the prior-year period to 11,489 students as of February 28, 2013.

*	FY 2013 third quarter total revenue increased 7.1% to $32.1 million from $29.9 million in the prior-year period with the Company’s academic segment’s revenue increasing 7.1% to $31.8 million from $29.7 million in the FY 2012 third quarter.

*	FY 2013 third quarter improvements in operating and net margins

*	FY 2013 third quarter net income attributable to the Company increased 208% to $1.6 million from $0.5 million in the prior-year period, and FY 2013 third quarter EBITDA increased 74.2% to $4.4 million from $2.5 million in the prior-year period.

*	The Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 29, 2013, which will be paid on or about April 12, 2013.

*	Balance sheet at February 28, 2013, included cash and cash equivalents and investments of $33.1 million; working capital of $23.8 million; no short-term borrowings or long-term debt; and stockholders’ equity of $52.3 million.

Rapid City, South Dakota, April 3, 2013 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its FY 2013 third quarter and nine months ended February 28, 2013.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, commented, “We were pleased to report stable growth on our top and bottom lines during the fiscal 2013 third quarter as we continue to realize greater economies of scale resulting from transitioning our focus from geographic expansion to enrollment growth at the campus locations we opened over the past few years. In spite of the challenging environment facing our industry, NAU’s enrollment during the winter 2012-2013 quarter increased 4.8% to 11,489 students, which was in line with our expectations. During the fiscal 2013 third quarter, we continued to realize greater efficiencies with improved margins driven by our educational services and SG&A line items as we made progress in growing enrollments at our existing campus locations. This led to margin expansion throughout the Company. We anticipate this trend will continue, however, at a more moderate rate as we are in the process of increasing our admissions advisor count, and we have launched the first course at the doctorate level. The increase in admissions advisors will result in additional salary expense as well as marketing expense as we continue to train and educate our existing admissions staff and hire additional advisors to better serve our growing student population.”

Operating Review

NAU currently leases 37 physical properties in the states of Colorado, Indiana, Kansas, Minnesota, Missouri, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota and Texas. Several sites operate as hybrid learning centers in strategic geographic locations. These centers utilize small physical facilities through which the university provides face-to-face support services as students participate in select, traditional classroom courses while completing their remaining coursework online.

Of NAU’s 37 locations, the following sites are pending regulatory approvals:

•	Tigard, OR

•	Roueche Graduate Center in Austin, TX

•	Houston, TX

National American University Holdings, Inc. April 3, 2013	Page 2

Completion of Sale of Rapid City Property

The Company today announced that it has closed on the sale of the property located in downtown Rapid City, South Dakota, through a contract for deed. The property was sold for $4 million at a 5% interest rate with a three-year balloon payment. The Company expects to record the sale by removing the asset from its books and recording a $4.0 million note receivable and a $1.67 million deferred gain that will be recognized once the cash for the note receivable is received. The Company will continue to occupy a portion of the facility for its veterinarian tech program through a 10-year lease that becomes effective June 1, 2013.

4.8% Enrollment Increase

Total NAU student enrollment for the winter term of 2013 increased 4.8% to 11,489 students, up from 10,968 during the prior winter term. Students enrolled in 99,694 credit hours compared to 96,745 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 28, 2013, and February 29, 2012, by degree level and by instructional delivery method:

	February 28, 2013		February 29, 2012
	No. of Students	% of Total	No. of Students	% of Total
Graduate	414	3.6%	392	3.6%
Undergraduate and Diploma	11,075	96.4%	10,576	96.4%

Total	11,489	100.0%	10,968	100.0%

	February 28, 2013		February 29, 2012
	No. of Students	% of Total	No. of Students	% of Total
Online	6,946	60.5%	5,818	53.0%
On-Campus	2,610	22.7%	3,286	30.0%
Hybrid	1,933	16.8%	1,864	17.0%

Total	11,489	100.0%	10,968	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: the academic segment, which consists of NAU’s undergraduate and graduate education programs and contributes the primary portion of the Company’s revenue; and ownership in multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 0.9% of revenues for the quarter ended February 28, 2013.

Fiscal 2013 Third Quarter Financial Results

•

Total revenues for the FY 2013 third quarter increased 7.1% to $32.1 million from $29.9 million for the same period last year. Primarily as a result of NAU’s enrollment growth, the academic segment’s total revenue increased 7.1% to $31.8 million from $29.7 million for the prior-year period.

•

For the FY 2013 third quarter, educational services expense was $7.0 million, or 22.2% of the academic segment’s total revenue, compared to $7.0 million, or 23.4%, for the FY 2012 third quarter. The decrease as a percentage of total revenue was the result of economies of scale being realized with the expansion of NAU’s physical footprint.

National American University Holdings, Inc. April 3, 2013	Page 3

Educational services expense specifically relates to the academic segment, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, facility costs, faculty reference and support material and related academic costs.

•

During the FY 2013 third quarter, SG&A expenses were $20.7 million, or 64.4% of total revenues, compared to $21.0 million, or 70.3%, in the prior-year period. The decrease was primarily a result of aligning marketing expenses with the number of admissions advisors

•	Income before income taxes and non-controlling interest for the FY 2013 third quarter increased 127% to $2.7 million from $1.2 million for the same period last year.

•

Net income attributable to the Company for the FY 2013 third quarter increased 208% to $1.6 million, or $0.06 per diluted share based on 25.6 million shares outstanding, from $0.5 million, or $0.02 per diluted share based on 26.6 million shares outstanding, in the prior-year period. The decrease in number of shares outstanding resulted from the Company’s repurchasing of 838,058 shares of common stock as a part of its 2011-2012 stock repurchase program.

•	EBITDA for the FY 2013 third quarter increased 74.2% to $4.4 million from $2.5 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Fiscal 2013 Nine Months Financial Results

•

Total revenues for the first nine months of FY 2013 increased 11.9% to $96.0 million from $85.8 million for the same period last year. Primarily as a result of steady enrollment growth, the academic segment’s total revenue increased 12.0% to $95.2 million from $85.0 million for the prior-year period. The Company attributes the enrollment growth to its investment in new program development, program expansion, and improved enrollment management systems and recruiting procedures. The increase in the academic segment’s revenues was also the result of increased book sales driven by enrollment growth and the implementation of a new online bookstore vendor and book-selling process, in addition to a Board of Governors-approved average tuition increase of 5.4% that became effective September 2012.

•

NAU’s educational services expense for the first nine months of FY 2013 was $21.7 million, or 22.8% of the academic segment’s total revenue, compared to $20.2 million, or 23.8%, in the prior-year period. The decrease as a percentage of academic segment revenues was the result of economies of scale and efficiencies gained from geographic expansion and ensuing enrollment growth.

•

During the first nine months of FY 2013, SG&A expenses were $61.5 million, or 64.0% of total revenues, compared to $57.2 million, or 66.7%, in the prior-year period. During the period, the Company also incurred $0.7 million in increased expenses for unplanned health-related insurance claims.

•	Income before income taxes and non-controlling interest for the first nine months of FY 2013 increased 14.1% to $7.1 million from $6.2 million for the same period last year.

•

Net income attributable to the Company during the first nine months of FY 2013 was $4.3 million, or $0.17 per diluted share based on 25.6 million shares outstanding, compared to $3.5 million, or $0.13 per diluted share based on 26.9 million shares outstanding, in the prior-year period.

•

The Company’s EBITDA for the first nine months of FY 2013 increased 25.8% to $12.0 million from $9.5 million in the prior-year period. A table reconciling EBITDA to net income can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/28/2013	5/31/2012	% Change
Cash and Cash Equivalents	$22.2	$15.7	41.8%
Available for Sale Investments	10.9	14.9	-26.9%
Working Capital	23.8	24.6	-3.4%
Total Long-term Debt	0	0	N/A
Stockholders’ Equity	52.3	50.7	3.0%

National American University Holdings, Inc. April 3, 2013	Page 4

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 29, 2013, which will be paid on or about April 12, 2013.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on April 4, 2013, at 11:00 a.m. EDT.

The dial-in numbers are:

(877) 407-9078 (U.S.)

(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://www.national.edu/InvestorRelations. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed on August 3, 2012, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

National American University Holdings, Inc. April 3, 2013	Page 5

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Yu	Adam Prior
212-836-9610	212-836-9606
cyu@equityny.com	aprior@equityny.com

National American University Holdings, Inc. April 3, 2013	Page 6

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 28, 2013 AND FEBRUARY 29, 2012

(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
REVENUE:
Academic revenue	$29,546	$28,367	$87,541	$80,670
Auxiliary revenue	2,229	1,311	7,649	4,313
Rental income — apartments	280	264	824	801

Total revenue	32,055	29,942	96,014	85,784

OPERATING EXPENSES:
Cost of educational services	7,045	6,952	21,695	20,222
Selling, general and administrative	20,658	21,040	61,465	57,202
Auxiliary expense	1,443	598	5,035	2,119
(Gain) loss on disposition of property	3	5	63	(126)

Total operating expenses	29,149	28,595	88,258	79,417

OPERATING INCOME	2,906	1,347	7,756	6,367

OTHER INCOME (EXPENSE):
Interest income	25	31	89	105
Interest expense	(287)	(235)	(792)	(316)
Other income — net	21	31	76	91

Total other expense	(241)	(173)	(627)	(120)

INCOME BEFORE INCOME TAXES	2,665	1,174	7,129	6,247
INCOME TAX EXPENSE	(1,048)	(668)	(2,798)	(2,677)

NET INCOME	1,617	506	4,331	3,570
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(18)	13	(31)	(85)

NET INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	1,599	519	4,300	3,485
OTHER COMPREHENSIVE INCOME (LOSS) —
Unrealized losses on investments	(9)	(21)	(44)	(54)
Reclassification to earnings of realized losses	11	0	21	0

OTHER COMPREHENSIVE (LOSS) GAIN, NET OF TAX	2	(21)	(23)	(54)

COMPREHENSIVE INCOME ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$1,601	$498	$4,277	$3,431

Basic net earnings attributable to National American University Holdings, Inc.	$0.06	$0.02	$0.17	$0.13
Diluted net earnings attributable to National American University Holdings, Inc.	$0.06	$0.02	$0.17	$0.13
Basic weighted average shares outstanding	25,582,842	26,592,196	25,578,043	26,728,988
Diluted weighted average shares outstanding	25,592,903	26,643,880	25,582,767	26,912,008

National American University Holdings, Inc. April 3, 2013	Page 7

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF FEBRUARY 28, 2013 AND CONDENSED

CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2012

(In thousands except share data)

	February 28,	May 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,205	$15,658
Available for sale investments	10,904	14,917
Student receivables — net of allowance of $618 and $759 at February 28, 2013 and May 31, 2012, respectively	2,730	2,804
Other receivables	1,034	366
Bookstore inventory	0	6
Income tax receivable	0	974
Deferred income taxes	1,210	1,914
Prepaid and other current assets	563	613

Total current assets	38,646	37,252

Total property and equipment - net	45,111	40,496

OTHER ASSETS:
Condominium inventory	1,970	2,667
Land held for future development	312	312
Course development - net of accumulated amortization of $1,978 and $1,715 at February 28, 2013 and May 31, 2012, respectively	1,143	1,241
Other	1,240	1,130

	4,665	5,350

TOTAL	$88,422	$83,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$59	$40
Accounts payable	4,208	4,175
Dividends payable	1,026	840
Student accounts payable	1,056	659
Income tax payable	4	0
Deferred income	386	236
Accrued and other liabilities	8,148	6,717

Total current liabilities	14,887	12,667

DEFERRED INCOME TAXES	5,098	5,098

OTHER LONG-TERM LIABILITIES	5,768	4,161

CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	10,413	10,460

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,083,431 issued and 25,592,056 outstanding as of February 28, 2013; 28,057,891 issued and 25,574,124 outstanding as of May 31, 2012	3	3
Additional paid-in capital	57,542	57,203
Retained earnings	12,467	11,239
Treasury stock, at cost (2,491,375 shares at February 28, 2013 and 2,483,767 at May 31, 2012)	(17,620)	(17,589)
Accumulated other comprehensive income, net of taxes - unrealized gain on available for sale securities	2	25

Total National American University Holdings, Inc. stockholders’ equity	52,394	50,881

Net income attributable to non-controlling interest	(138)	(169)
Total equity	52,256	50,712

TOTAL	$88,422	$83,098

National American University Holdings, Inc. April 3, 2013	Page 8

The following table provides a reconciliation of net income attributable to the Company to EBITDA:

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
	(dollars in thousands)
Net Income attributable to the Company	$1,599	$519	$4,300	$3,485
Income (Loss) attributable to non-controlling interest	18	(13)	31	85
Interest Income	(25)	(31)	(89)	(105)
Interest Expense	287	235	792	316
Income Taxes	1,048	668	2798	2,677
Depreciation and Amortization	1,436	1,126	4,165	3,075

EBITDA	$4,363	$2,504	$11,997	$9,533

EBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.